Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-199129

August 26, 2015

Inland RESIDENTIAL PROPERTIES Trust, Inc.

Inland Residential Properties Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (File No. 333-199129) (as amended from time to time, the “Registration Statement”) and a related prospectus (as supplemented from time to time, the “Prospectus”). Before you invest, you should read the Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the dealer manager or any dealer participating in the offering will arrange to send you the Prospectus if you request it by calling toll-free (800) 826-8228.

On August 22, 2015, ChicagoBusiness.com, a daily online news service that is published by Crain’s Chicago Business, a regional business newspaper, published an article after asking for and obtaining interviews with Daniel Goodwin, our chairman and the chairman and chief executive officer of the parent company of Inland Real Estate Investment Corporation (“IREIC”), our sponsor, and Mitchell Sabshon, our president and chief executive officer and a member of our board of directors. On August 23, 2015, ChicagoBusiness.com corrected a factual error regarding two real estate investment trusts previously sponsored by IREIC and published a corrected article, the full text of which is reproduced below.

The article was not prepared or reviewed by the Company or any of its affiliates prior to publication. The Company believes that the following information is appropriate to clarify the information included in the article published by ChicagoBusiness.com. The article states that Inland will launch the Company’s offering in October. However, the Company publicly filed its registration statement with the SEC on October 3, 2014 and became effective on February 17, 2015.

ChicagoBusiness.com routinely publishes articles on business news. ChicagoBusiness.com is wholly unaffiliated with the Company, and none of the Company, its sponsor, IREIC, or any of its affiliates have made any payment or given any consideration to ChicagoBusiness.com in connection with the article below or any other matter published by ChicagoBusiness.com concerning the Company or any of its affiliates.

The statements in the article attributed to or derived from Mr. Goodwin and Mr. Sabshon were not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement or the Prospectus or the other documents incorporated by reference into the Registration Statement. Statements in the article that are not attributed directly to Mr. Goodwin or Mr. Sabshon represent the author’s or others’ opinions, and are not endorsed or adopted by the Company. You should consider statements contained in this free writing prospectus, including those in the article, only after carefully evaluating all of the information in the Registration Statement, the Prospectus and the documents incorporated by reference into them, including the risk factors described or incorporated by reference therein.

This filing may contain forward-looking statements that reflect expectations and projections about our future results, performance, prospects and opportunities. These statements are not guarantees of future performance, and investors should exercise caution and not place undue reliance on them. Our actual results may differ materially from those expressed in the forward-looking statements due to a number of known and unknown risks, uncertainties and other factors, including the risks and uncertainties discussed in the “Risk Factors” section of the Prospectus and our other filings with the SEC. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

Full Text of ChicagoBusiness.com Article

Inland Group begins to win over real estate investors

By: Alby Gallun

Published: August 22, 2015

Photo by MANUEL MARTINEZ

Inland Real Estate Investment's Mitchell Sabshon

CORRECTED

Inland Group is bringing it all back home.

Once the leader in the market for nontraded real estate investment trusts, the Oak Brook-based conglomerate took a beating after the industry's bust in the aughts. Fundraising fell as new competitors moved into the market, pushing Inland off the leader board and into the pack.

But Inland's REIT unit, which sells its investments through financial advisers and broker-dealers, is on track for its strongest fundraising year since the 2008 crash. It raked in $315 million through the end of July, enough for a seventh-place ranking in the unlisted REIT industry, according to Robert A. Stanger & Co., a Shrewsbury, N.J.-based investment banking firm.

“It's a matter of them re-establishing the trust and confidence level of advisers over time, and I think they are doing that,” says Keith Allaire, a Stanger managing director.

Winning back that trust is especially important as Inland launches a $1 billion stock offering in October for its newest REIT, Inland Residential Properties Trust, which will invest in apartments. It also could bring redemption to the company's primary owners, four former schoolteachers who founded Inland in 1968 and built it into a juggernaut that has bought $40 billion in real estate over the years. Now in their early 70s, the founders, including Chairman Daniel Goodwin, are nearing retirement age.

The restoration of Inland's reputation also could reward

Mitchell Sabshon, 63, who was hired to run Inland's REIT

business two years ago. A former Wall Street lawyer

and banker, he is the most prominent executive below

the four founders and a potential choice to succeed

Goodwin. The performance of Inland's investment

business, traditionally the company's biggest, eventually

could determine whether he leads the Inland empire,

a constellation of 16 businesses that employ more than

1,400 people.

Sabshon, who previously worked at Skadden Arps Slate

Meagher & Flom, Goldman Sachs and Lehman Bros.

Holdings, thinks things are going well. As chief executive

officer of Inland Real Estate Investment, he oversees

Inland's REITs and its 1031 exchange business, which

helps investors defer taxes on property sales by plowing

their proceeds into new investments. He also is in charge

of Inland's private-placement operation, which invests

money raised from wealthy accredited investors.

Boosted by a strong real estate market, the three

businesses are on track to raise a combined $1.1 billion

this year, up about 40 percent from 2014, Sabshon says.

“We still have much to do, but I think we've accomplished a tremendous amount in the past 24 months, and generally we are pretty excited about the direction of our business,” he says.

ATTRACTING CRITICS

Inland specializes in nontraded or unlisted REITs, public companies that own real estate but don't list their shares on a stock exchange. Instead of amassing a portfolio of properties and then selling stock to investors in a single day, unlisted REITs raise money through broker-dealers in offerings that can last years. They buy properties as the money comes in.

Over the years, Inland and its competitors have attracted plenty of critics who say they charge exorbitant fees, have conflicts of interest and generate subpar returns. And unlike investors in listed companies, unlisted REIT investors can't cash out easily when they want to because there is no liquid trading market in their shares. They typically must wait years until the REIT decides to list its shares on a stock exchange or sell out to another company.

Such lockups became an issue following the real estate industry's collapse. Two of Inland's companies, Inland Western Retail Real Estate Trust and Inland American Real Estate Trust—the biggest unlisted REIT ever, with nearly $10 billion in assets—had raised and invested billions of dollars just as the property market was peaking. As prices tanked, the companies cut their dividends, and many frustrated investors couldn't cash out.

Sabshon is trying a different approach with Inland Residential. He aims to build smaller companies that specialize in a single property type, betting that when the time comes to cash out, they will be the most attractive to the highest number of potential buyers or to Wall Street. That means no more huge REITs that own a little bit of everything.

“What we've learned over the last few years is that smaller is better, focus is better,” says Greg Paul, CEO of Central Trade & Transfer, a brokerage in suburban Salt Lake City that specializes in unlisted REIT shares.

Inland also is experimenting with fees by offering two shares of stock for Inland Residential, one that includes a traditional front-end load and another that spreads out the fees over time. Responding to criticism about high loads, federal regulators have created disclosure requirements that could push more REIT sponsors to offer dual classes of stock or cut fees.

Goodwin says the question of who succeeds him and his partners isn't as important as it is at other companies, explaining that Inland is a decentralized collection of businesses with common ownership. It's more important, he says, that each of Inland's businesses has strong managers and successors. Moreover, to make it clear that he has no plan to retire anytime soon, Goodwin likes to remind people who ask that both of his parents lived into their 90s.

Two of Inland's REITs cut their dividends as the real estate market crashed; they did not suspend them, as earlier reported.